Exhibit 99.1

Murphy USA Inc. Reports Third Quarter 2015 Results

El Dorado, Arkansas, November 4, 2015 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three and nine months ended September 30, 2015.
Key Highlights:

•	Income from continuing operations was $60.0 million in Q3 2015 compared to $56.6 million in Q3 2014, an increase of 6.0%

•	Earnings per share from continuing operations, assuming dilution, were $1.40 compared to $1.23 in Q3 2014, an increase of 13.8%

•	Total retail fuel volumes grew 3.5% overall for the quarter while retail fuel margins increased to 18.1 cpg; per site month volumes declined 0.7%

•	Merchandise unit margins matched last quarter's record of 14.6% compared to Q3 2014 merchandise unit margins of 13.7%

•	Non-tobacco merchandise sales increased 9.2% APSM (7.5% SSS) and associated margin dollars increased 14.2% APSM (12.1% SSS)

•	New stores added in the quarter totaled 14 with an additional nine sites opened since quarter end and 36 sites under construction; bringing our total open and operating to 1,300 sites

•	Completed $250 million share repurchase program during the quarter

•	Executed sales agreement after quarter end with Green Plains, Inc. for sale of Hereford ethanol plant for approximately $93.8 million purchase price

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Operating Metrics	2015	2014	2015	2014
Retail fuel margin (cpg)	18.1	17.5	12.5	12.7
Gallons sold per store month	279,086	281,185	266,034	268,092
Fuel margin $ per store month	$50,596	$49,347	$33,351	$34,113

Merchandise margin $ per store month	$22,418	$20,857	$21,250	$20,291
Merchandise margin as a percentage of merchandise sales	14.6%	13.7%	14.4%	13.8%
Three-month results
For the three month period ended September 30, 2015, the Company reported net income of $60.5 million or $1.41 per diluted share. Net income was $62.7 million, or $1.36 per diluted share, for the comparable period in 2014. Income from continuing operations was $60.0 million for the current quarter compared to $56.6 million for the third quarter of 2014, a 6.0% increase. Income from discontinued operations (which includes the operations of the Hereford ethanol plant for all periods and the Hankinson ethanol plant for the first quarter of 2014 only) was $0.5 million in the current quarter compared to $6.0 million in the 2014 quarter. The increase in income from continuing operations reflects higher retail fuel margins and improved merchandise margins which were partially offset by lower product supply and wholesale contribution and lower realized sales prices for Renewable Identification Numbers (RINs) in the period.
“Volatility continued in Q3 and carried into Q4, leading to solid retail fuel margins, while overall fuel demand and per site volume comps remained strong, especially after periods that compared to the prior year enhanced fuel discount,” said President and CEO Andrew Clyde. “Merchandise contribution continues to expand as our new store formats lead to higher sales and improved product mix while keeping our low cost operating model in place. This combination of margin expansion and cost control drives Murphy USA’s competitive position in the marketplace.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $128.5 million for the three month period ended September 30, 2015, compared to $119.4 million for the same period in 2014.
Total quarterly retail fuel gallons sold increased 3.5% to 1.08 billion in 2015 compared to 1.04 billion gallons sold in 2014. Retail fuel gallons sold on an APSM basis decreased 0.7% to 279,086 gallons (same store sales (SSS) decrease of 1.1%). Retail fuel margins (before credit card expenses) increased 0.6 cents per gallon (cpg) to 18.1 cpg in the 2015 quarter compared to 17.5 cpg in the 2014 period. Retail fuel margins were supported by sharp decreases in wholesale prices during the period. The current quarter did not include the Walmart 10/15 cent discount program which was in effect for July, August and the first week of September in 2014. Product supply and wholesale margin dollars excluding RINs decreased to a negative $22.4 million in the 2015 period compared to a negative $15.6 million in the third quarter of 2014. Income generated from the sale of RINs decreased to $20.0 million in the 2015 period from $25 million in the 2014 period as 53 million RINs were sold at an average price of $0.38 per RIN in the current period.
Quarterly merchandise revenues rose $30.6 million or 5.5% to $592 million from $561 million in the 2014 period. Merchandise unit margins were a consecutive record 14.6% in the current quarter, an increase from 13.7% in 2014 due to improved margins for cigarettes and other tobacco products among other categories. For the current quarter, total non-tobacco sales dollars increased 13.9% with the largest increases shown in general merchandise, packaged beverages and lottery/lotto while margin dollars increased 19.1%. On an APSM basis, merchandise sales were up 1.1% as non-tobacco products had an increase of 9.2% which was partially offset by a decline of 1.2% in tobacco sales. On a SSS basis, merchandise sales were up 1.7% as tobacco products were essentially flat, offset by a 7.5% increase in non tobacco sales. Quarterly merchandise margin dollars on an APSM basis were up 7.5% (7.6% SSS) with tobacco margin dollars up 3.0% (up 4.6% SSS) and an increase in non-tobacco margin dollars of 14.2% (12.1% SSS). The difference between the APSM and SSS results highlights the impact of the growing mix of small store formats (e.g. 1200 sq. ft.) which have a higher mix of non tobacco sales and a ramp up period on tobacco sales.
Station and other operating expenses declined $1.5 million to $121.6 million for the current quarter, compared to $123.1 million for the same period in 2014. Retail costs on an APSM basis declined 2.1% period over period, primarily due to reduced credit card fees associated with lower retail fuel prices. Excluding credit card expenses, station operating expenses on an APSM basis increased 0.7%. Lower shrink and promotion expenses in the current period were more than offset by higher maintenance and wages which led to the higher overall operating costs excluding payment fees. Selling, general and administrative (SG&A) expenses increased $3.3 million to $33.0 million due primarily to higher professional services fees for ongoing projects.
After quarter end, the Company reached an agreement to sell the Hereford, Texas ethanol plant to Green Plains, Inc. for a purchase price of $93.8 million which includes estimated working capital. The agreement is subject to customary closing conditions and regulatory approvals and the transaction is expected to close in the month of November. The plant met the criterion for held for sale presentation and discontinued operations treatment. Amounts for all periods presented have been recast to reflect the discontinued operations presentation. Income from discontinued operations was $0.5 million for 2015 compared to discontinued operations of $6.0 million in Q3 2014 reflecting markedly lower market crush spreads (44 cpg lower) which were partially offset by higher throughput and the addition of corn oil sales.
Nine-month results
For the nine month period ended September 30, 2015, the Company reported net income of $109.7 million or $2.47 per diluted share. Net income was $145.5 million, or $3.13 per diluted share, for the comparable period in 2014. Income from continuing operations was $108.4 million for 2015 compared to $128.7 million for the 2014 period. Income from discontinued operations (which includes the operations of our Hereford ethanol plant for all periods and the Hankinson ethanol plant for the first quarter of 2014 only) was $1.3 million in the 2015 period compared to $16.8 million in the 2014 period. The 2014 period contained an after-tax benefit of $10.9 million from a LIFO decrement and a state tax benefit of $6.8 million.
Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $265.5 million for the nine month period ended September 30, 2015, compared to $285.0 million for the same period in 2014.
Total retail fuel sales increased 3.7% to 3.05 billion gallons sold in 2015 compared to 2.94 billion gallons sold in 2014. Retail fuel gallons sold on an APSM basis decreased 0.8% to 266,034 gallons (SSS decrease of 0.8%). Retail fuel margins (before credit card expenses) decreased 0.2 cpg to 12.5 cpg in 2015 compared to 12.7 cpg in 2014.
Merchandise revenues rose $75.9 million or 4.7% to $1.69 billion from $1.61 billion in the 2014 period. Merchandise unit margins increased to 14.4% in 2015 from 13.8% in 2014 due to improved margins for cigarettes and certain non tobacco products. Total non-tobacco sales dollars increased 12.6% with the largest increases shown in packaged beverages, lottery/lotto, and general merchandise while margin dollars increased 13.7%.
Station and other operating expenses decreased $2.7 million or 0.8% in total in the current period compared to 2014 levels and also declined 0.6% on an APSM basis excluding credit card expenses, primarily due to lower shrink.  Selling, general and administrative (SG&A)

expenses increased $10.4 million, or 12.0%, in 2015 reflecting higher professional services fees for ongoing projects.

Station Openings
During the third quarter of 2015, Murphy USA opened 14 retail locations. Through early November 2015, the Company has opened an additional nine sites. With the addition of all these stores, Murphy USA has 1,300 total locations in operation that include 1,081 Murphy USA sites and 219 Murphy Express sites. We also have 36 sites currently under construction that will be added to our network in the near future.
Cash Flow and Financial Resources
For the quarter ended September 30, 2015, cash flow provided by operating activities decreased $6.9 million to $71.0 million due primarily to lower income from discontinued operations along with lower net income. Cash flows required by investing activities in the third quarter of 2015 increased $24.2 million to $67.1 million, consisting primarily of property additions. Cash flows used in financing activities increased $58.0 million to $59.0 million in the third quarter of 2015 due to the share repurchase program that was recently completed. Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $9.2 million compared to $35.8 million in the prior year period. The large decrease was due to higher capital expenditures and reduction of income taxes payable.
Cash and cash equivalents of continuing operations at September 30, 2015 totaled $65.3 million and there were no borrowings under the asset-based loan facility. Using September 30, 2015 information, the borrowing base was recalculated at $221.4 million in October 2015 and remains undrawn. Total debt at September 30, 2015 of $489.9 million (net of unamortized debt discount and debt issuance costs) consisted primarily of the $500.0 million in senior unsecured notes due in 2023.
Capital expenditures for the nine month period ended September 30, 2015, increased $71.1 million to $155.7 million from $84.6 million in 2014. Current period capital expenditures include $125.4 million for retail growth and $22.3 million spent on retail maintenance items.
“Our commitment to execution and driving shareholder value was clearly evident this quarter,” said Mr. Clyde. “Our organic growth plan is on track to deliver over 70 new sites by year end, the $250 million share repurchase program was completed, and the Hereford ethanol plant sales process moved into the final steps to deliver $94 million in proceeds. These key steps, coupled with our ongoing business improvement programs, reinforce Murphy USA's priorities and differentiated organic growth strategy.”

Earnings Call Information
The Company will host a conference call on November 5, 2015, at 10:00 a.m. Central time to discuss third quarter 2015 results. The conference call number is 1 (877) 291-1367 and the conference number is 55785060. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through November 9, 2015, by dialing 1(855) 859-2056 and referencing conference number 55785060.
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2014 (filed February 27, 2015) and, when available, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
Contacts: Investors/Media
Investor Relations:
Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations, taylotl@murphyusa.com

Media Relations:
Jerianne Thomas (870) 875-7770, Director, Corporate Communications; jerianne.thomas@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars except per share amounts)	2015	2014	2015	2014
Revenues
Petroleum product sales (a)	$2,770,169	$4,035,406	$7,987,158	$11,751,447
Merchandise sales	591,584	560,993	1,687,885	1,611,975
Other operating revenues	20,754	26,210	96,214	68,591
Total revenues	3,382,507	4,622,609	9,771,257	13,432,013
Costs and Operating Expenses
Petroleum product cost of goods sold (a)	2,594,273	3,866,413	7,605,961	11,309,893
Merchandise cost of goods sold	505,200	483,941	1,444,293	1,389,312
Station and other operating expenses	121,551	123,139	358,463	361,183
Depreciation and amortization	21,695	19,598	64,013	58,888
Selling, general and administrative	33,016	29,725	96,995	86,626
Accretion of asset retirement obligations	380	300	1,137	897
Total costs and operating expenses	3,276,115	4,523,116	9,570,862	13,206,799
Income from operations	106,392	99,493	200,395	225,214
Other income (expense)
Interest income	20	13	1,908	41
Interest expense	(8,382)	(8,612)	(25,040)	(28,234)
Gain (loss) on sale of assets	(4,072)	—	(4,091)	170
Other nonoperating income	106	115	616	321
Total other income (expense)	(12,328)	(8,484)	(26,607)	(27,702)
Income before income taxes	94,064	91,009	173,788	197,512
Income tax expense	34,043	34,377	65,430	68,842
Income from continuing operations	60,021	56,632	108,358	128,670
Income from discontinued operations, net of taxes	510	6,019	1,296	16,846
Net Income	$60,531	$62,651	$109,654	$145,516
Earnings per share - basic:
Income from continuing operations	$1.41	$1.24	$2.46	$2.79
Income from discontinued operations	0.01	0.13	0.03	0.36
Net Income - basic	$1.42	$1.37	$2.49	$3.15
Earnings per share - diluted:
Income from continuing operations	$1.40	$1.23	$2.44	$2.77
Income from discontinued operations	0.01	0.13	0.03	0.36
Net Income - diluted	$1.41	$1.36	$2.47	$3.13
Weighted-average shares outstanding (in thousands):
Basic	42,437	45,726	44,038	46,233
Diluted	42,760	46,090	44,389	46,500
Supplemental information:
(a) Includes excise taxes of:	$513,427	$501,859	$1,459,871	$1,430,345

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2015	2014	2015	2014

Revenues
Petroleum product sales	$2,770,169	$4,035,406	$7,987,158	$11,751,447
Merchandise sales	591,584	560,993	1,687,885	1,611,975
Other operating revenues	20,747	26,210	95,946	68,482
Total revenues	3,382,500	4,622,609	9,770,989	13,431,904

Costs and operating expenses
Petroleum products cost of goods sold	2,594,273	3,866,414	7,605,961	11,309,894
Merchandise cost of goods sold	505,200	483,941	1,444,293	1,389,312
Station and other operating expenses	121,552	123,138	358,463	361,182
Depreciation and amortization	20,366	18,555	60,244	55,837
Selling, general and administrative	33,016	29,726	96,995	86,626
Accretion of asset retirement obligations	380	300	1,137	897
Total costs and operating expenses	3,274,787	4,522,074	9,567,093	13,203,748

Income from operations	107,713	100,535	203,896	228,156

Other income
Interest expense	(6)	—	(13)	—
Gain (loss) on sale of assets	(4,072)	—	(4,091)	170
Other nonoperating income	107	115	332	321
Total other income	(3,971)	115	(3,772)	491

Income from continuing operations
before income taxes	103,742	100,650	200,124	228,647
Income tax expense	37,957	38,061	76,116	80,637
Income from continuing operations	$65,785	$62,589	$124,008	$148,010

Total tobacco sales revenue per store month	$116,886	$118,304	$112,696	$114,856
Total non-tobacco sales revenue per store month	36,642	33,553	34,548	32,041
Total merchandise sales revenue per store month	$153,528	$151,857	$147,244	$146,897

Store count at end of period	1,291	1,239	1,291	1,239
Total store months during the period	3,853	3,694	11,463	10,974

Same store sales information (compared to APSM metrics)

	SSS	APSM	SSS	APSM
	Three months ended		Nine months ended
	September 30, 2015		September 30, 2015
Fuel gallons per month	(1.1)%	(0.7)%	(0.8)%	(0.8)%

Merchandise sales	1.7%	1.1%	1.2%	0.2%
Tobacco sales	0.0%	(1.2)%	(0.3)%	(1.9)%
Non tobacco sales	7.5%	9.2%	6.4%	7.8%

Merchandise margin	7.6%	7.5%	5.1%	4.7%
Tobacco margin	4.6%	3.0%	3.7%	2.0%
Non tobacco margin	12.1%	14.2%	7.2%	8.9%

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$65,302	$327,163
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2015 and $4,456 in 2014	144,208	138,466
Inventories, at lower of cost or market	165,092	157,046
Prepaid expenses and other current assets	11,774	11,710
Current assets held for sale	34,943	31,497
Total current assets	421,319	665,882
Property, plant and equipment, at cost less accumulated depreciation and amortization of $707,119 in 2015 and $663,067 in 2014	1,332,182	1,248,081
Other assets	12,992	10,543
Noncurrent assets held for sale	—	5,558
Total assets	$1,766,493	$1,930,064
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$182	$—
Trade accounts payable and accrued liabilities	364,706	381,271
Income taxes payable	6,665	18,362
Deferred income taxes	9,476	522
Current liabilities held for sale	15,208	12,925
Total current liabilities	396,237	413,080

Long-term debt, including capitalized lease obligations	489,729	488,250
Deferred income taxes	107,231	118,609
Asset retirement obligations	23,702	22,245
Deferred credits and other liabilities	26,154	29,175
Total liabilities	1,043,053	1,071,359
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2015 and 2014, respectively)	468	468
Treasury stock (5,089,605 and 1,056,689 shares held at
September 30, 2015 and December 31, 2014, respectively)	(294,206)	(51,073)
Additional paid in capital (APIC)	556,085	557,871
Retained earnings	461,093	351,439
Total stockholders' equity	723,440	858,705
Total liabilities and stockholders' equity	$1,766,493	$1,930,064

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2015	2014	2015	2014
Operating Activities
Net income	$60,531	$62,651	$109,654	$145,516
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	(510)	(6,019)	(1,296)	(16,846)
Depreciation and amortization	21,695	19,598	64,013	58,888
Deferred and noncurrent income tax credits	(2,472)	(4,672)	(11,939)	(24,008)
Accretion on discounted liabilities	380	300	1,137	897
Pretax (gains) losses from sale of assets	4,072	—	4,091	(170)
Net (increase) decrease in noncash operating working capital	(8,284)	(7,308)	(33,194)	15,397
Other operating activities - net	(2,582)	2,776	5,428	10,985
Net cash provided by continuing operations	72,830	67,326	137,894	190,659
Net cash provided by discontinued operations	(1,804)	10,561	10,948	25,791
Net cash provided by operating activities	71,026	77,887	148,842	216,450
Investing Activities
Property additions	(63,626)	(31,574)	(151,521)	(84,355)
Proceeds from sale of assets	634	—	725	279
Purchase of intangible assets	(2,889)	(10,631)	(2,889)	(10,631)
Investing activities of discontinued operations
Sales proceeds	—	—	—	1,097
Other	(1,183)	(671)	(4,945)	(1,672)
Net cash required by investing activities	(67,064)	(42,876)	(158,630)	(95,282)
Financing Activities
Purchase of treasury stock	(58,861)	—	(248,695)	(50,021)
Repayments of long-term debt	(43)	—	(89)	(70,000)
Debt issuance costs	(58)	(851)	(58)	(950)
Amounts related to share-based compensation	(6)	(133)	(3,036)	(674)
Net cash required by financing activities	(58,968)	(984)	(251,878)	(121,645)
Net increase (decrease) in cash and cash equivalents	(55,006)	34,027	(261,666)	(477)
Cash and cash equivalents at January 1	121,445	260,237	328,105	294,741
Cash and cash equivalents at September 30	66,439	294,264	66,439	294,264
Less: Cash and cash equivalents held for sale	1,137	1,198	1,137	1,198
Cash and cash equivalents of continuing operations at September 30	$65,302	$293,066	$65,302	$293,066

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2015	2014	2015	2014

Net income	$60,531	$62,651	$109,654	$145,516

Income taxes	34,043	34,377	65,430	68,842
Interest expense, net of interest income	8,362	8,599	23,132	28,193
Depreciation and amortization	21,695	19,598	64,013	58,888
EBITDA	$124,631	$125,225	$262,229	$301,439

(Income) loss from discontinued operations, net of tax	(510)	(6,019)	(1,296)	(16,846)
Accretion of asset retirement obligations	380	300	1,137	897
(Gain) loss on sale of assets	4,072	—	4,091	(170)
Other nonoperating (income) expense	(106)	(115)	(616)	(321)
Adjusted EBITDA	$128,467	$119,391	$265,545	$284,999

The Company also considers Free Cash Flow in the operation of its business. Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow is also considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2015	2014	2015	2014

Net cash provided by operating activities	$72,830	$67,326	$137,894	$190,659
Payments for property and equipment	(63,626)	(31,574)	(151,521)	(84,355)
Free cash flow	$9,204	$35,752	$(13,627)	$106,304